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                                                                    Exhibit 99.1
                                  Press Release

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355
USA

            Orthovita, Inc. Announces $13.7 Million Private Placement

For Immediate Release
June 27, 2003

Contact:   Joseph M. Paiva
           Orthovita, Inc.
           610-640-1775 or 800-676-8482

         MALVERN, Pennsylvania, USA, Friday, June 27, 2003 - Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today that it has entered into agreements to sell approximately 4,893,000 shares of its common stock to several institutional investors for gross proceeds to the Company of approximately $13.7 million. The investors will also receive five-year warrants to purchase approximately 979,000 shares of common stock, exercisable for cash only, at an exercise price of $4.00 per share. The Company has the right to call any of these unexercised warrants outstanding if the common stock volume weighted average price is above $12.00 for a period of 20 out of 30 days. The sale of the common stock and warrants is scheduled to take place on or before Wednesday, July 2, 2003. SG Cowen Securities Corporation acted as placement agent for this offering.

         The Company expects to use the net proceeds from this financing to support ongoing clinical development programs related to its CORTOSS(R) and RHAKOSS(TM) products, to invest in its U.S. distribution network and for general working capital.

         The offer and sale of the securities being sold by Orthovita in the private placement have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold by Orthovita absent registration, unless an exemption from applicable registration requirements is available. However, the Company has agreed to file a registration statement for the resale of the shares of common stock and the shares of common stock underlying the warrants. This press release does not constitute an offer of any securities for sale.

         Separately, the Company also confirmed that as a result of the closing price of its shares of common stock on the NASDAQ NM over the twenty days ended June 26, 2003, the Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock have automatically converted into shares of common stock in accordance with the terms of such preferred stock.

                                    - more -

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Company Information

         Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

      We have applied our technologies to the development of three products, VITOSS(R) Synthetic Cancellous Bone Void Filler, CORTOSS(R) Synthetic Cortical Bone Void Filler and RHAKOSS(TM) Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we have developed IMBIBE(TM) Bone Marrow Aspiration Syringe used with VITOSS and ALIQUOT(TM) Microdelivery System used with CORTOSS.

     Orthovita also pursues opportunities to work jointly with other leaders in biomaterial research and product development. The company recently established a collaboration with Kensey Nash Corporation (Nasdaq: KNSY) to commercialize new products based on Orthovita's proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of surgical operations available to our surgeon customers and enhance the deliverability of our VITOSS product line.

      VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

      CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S.

      RHAKOSS is under development as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including, without limitation, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and


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uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. These risk and uncertainties include, but are not limited to, an inability to consummate the private placement, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption "Certain Risks Related to Our Business." Further information about these and other relevant risks and uncertainties may be found in Orthovita's filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

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